Exhibit 10.1
INVESTMENT AGREEMENT
          This INVESTMENT AGREEMENT (this “Agreement”), dated as of October 23, 2009, is made by and among JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“Warburg Pincus”) (each of JLL Fund V and Warburg Pincus, an “Investor,” and collectively, the “Investors”), and Builders FirstSource, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement have the meanings assigned thereto in the sections indicated on Schedule I hereto.
          WHEREAS, as part of the Recapitalization (as defined below) of the Company, the Company proposes to distribute, at no charge, to each holder of record on a record date to be set by the Board of Directors of the Company (the “Record Date”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) transferable rights (the “Rights”) to subscribe for and purchase a number of shares of Common Stock that, if exercised in full, will provide gross proceeds to the Company of $205.0 million (the “Aggregate Offering Amount”) (the “Rights Offering”); and
          WHEREAS, each holder of a Right will be entitled (the “Basic Subscription Privilege”) to purchase up to its pro rata portion of 58,571,428 shares of Common Stock (the “Offered Shares”), at a price of $3.50 per share (as adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, stock distribution or similar event, the “Subscription Price”); and
          WHEREAS, each holder of a Right (other than the Investors) that exercises in full its Basic Subscription Privilege will be entitled (the “Over-Subscription Privilege”) to subscribe for additional shares of Common Stock at the Subscription Price, to the extent that holders of Rights do not subscribe for and purchase all of the Offered Shares available under the Basic Subscription Privilege; and
          WHEREAS, as part of the Recapitalization, the Company intends (i) to offer new second lien debt securities having the terms set forth on Exhibit A hereto (“New Notes”) and cash from a portion of the gross proceeds of the Rights Offering in exchange for the outstanding Second Priority Senior Secured Floating Rate Notes due 2012 of the Company (the “Notes”) in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereunder and (ii) under certain circumstances, to provide holders of outstanding Notes the right to exchange outstanding Notes for shares of Common Stock at an exchange price equal to the Subscription Price in transactions exempt from the registration requirements of the Securities Act, substantially on the terms set forth in that certain Support Agreement, dated as of the date hereof, between the Company and certain holders of outstanding Notes signatory thereto (collectively, the “Debt Exchange” and, together with the Rights Offering, the “Recapitalization”); and
          WHEREAS, in order to facilitate the Rights Offering, the Investors and the Company wish to enter into this Agreement, pursuant to which and upon the terms and subject to the conditions set forth herein, (i) to the extent that the gross proceeds of the Rights Offering are less than $75.0 million, the Company shall have the right to require the Investors to purchase, upon expiration of the Rights Offering, at the Subscription Price, a number of Offered Shares not subscribed for and purchased by holders of Rights upon exercise thereof under the Basic Subscription Privilege and Over-Subscription Privilege such that the total gross proceeds of the Rights Offering equal $75.0 million; and (ii) to the extent that the Rights Offering is not fully subscribed, the Investors shall agree to exchange the Notes held indirectly by such Investors for shares of Common Stock at an exchange price equal to the Subscription Price, to the extent of such deficiency and subject to the rights of other holders of Notes that participate in such exchange; and
          WHEREAS, the Special Committee of the Board of Directors of the Company (the “Special Committee”) has received an opinion from its financial advisor, Moelis & Company LLC, that the terms of the Rights Offering are fair from a financial point of view to the holders of Common Stock other than the Investors and has, based upon such opinion and other factors, unanimously recommended the Rights Offering, the Debt Exchange, this Agreement, and the transactions contemplated hereby to the Board of Directors of the Company (the “Board”) for approval; and
          WHEREAS, the Board has unanimously approved the Rights Offering, the Debt Exchange, this Agreement, and the transactions contemplated hereby and recommended that stockholders of the Company vote in favor of the issuance of shares of Common Stock in the Rights Offering and Debt Exchange pursuant to the terms hereof.
          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1. Rights Offering; Use of Proceeds.
     (a) On the terms and subject to the conditions set forth herein, the Company shall distribute, at no charge, to the holder of record of each share of Common Stock as of the Record Date (each, an “Eligible Holder”) a number of Rights per share of Common Stock equal to 58,571,428 divided by the number of shares of Common Stock outstanding as of the close of business on the Record Date (the “Rights Ratio”); provided that Rights will be rounded to the nearest whole number so that the Subscription Price multiplied by the aggregate number of Offered Shares will not exceed the Aggregate Offering Amount. Each whole Right will entitle the holder thereof to purchase at the Subscription Price one share of Common Stock. Each such

Right shall be transferable separately from the underlying shares of Common Stock on account of which such Right was distributed. Eligible Holders and holders to whom Rights have been validly transferred are collectively referred to as “Holders,” each individually being a “Holder.”
     (b) The Rights (including under both the Basic Subscription Privilege and the Over-Subscription Privilege) may be exercised during a period (the “Rights Exercise Period”) commencing on the date on which the Rights are issued to Eligible Holders (the “Rights Offering Commencement Date”) and ending at 5:00 p.m. Eastern Standard Time on a Business Day (the “Expiration Time”) that shall not be less than thirty (30) days after the Rights Offering Commencement Date, subject to extension at the discretion of the Special Committee; provided, however, that the Rights Exercise Period shall not be more than forty (40) days without the prior written consent of the Investors. “Business Day” has the meaning ascribed to such term in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended and in effect on the date hereof (the “Exchange Act”).
     (c) Each Holder that wishes to exercise all or a portion of its Rights under the Basic Subscription Privilege shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent selected by the Company (the “Subscription Agent”) electing to exercise all or a portion of the Rights held by such Holder and (ii) pay in immediately available funds an amount equal to the full Subscription Price for the number of shares of Common Stock that such Holder elects to purchase pursuant to the instructions set forth in the Rights Offering Registration Statement and related materials by the Expiration Time to an escrow account established for the Rights Offering. On the Closing Date, subject to the satisfaction (or waiver of) the conditions to the Rights Offering, the Company shall issue to each Holder that validly exercised its Rights under the Basic Subscription Privilege the number of Offered Shares to which such Holder is entitled based on such exercise. The obligation of the Company to consummate the Rights Offering shall be subject to the conditions set forth in Section 8(c) (which may not be waived, in whole or in part, by the Company without the prior written consent of the Investors).
     (d) Each Holder (other than the Investors) that exercises in full its Basic Subscription Privilege will be entitled under the Over-Subscription Privilege to subscribe for additional shares of Common Stock at the Subscription Price pursuant to the instructions set forth in the Rights Offering Registration Statement and related materials to the extent that other Holders elect not to exercise all of their respective Rights to subscribe for and purchase all of the Offered Shares under the Basic Subscription Privilege; provided that no Holder shall be entitled to purchase more Offered Shares under the Over-Subscription Privilege than such Holder subscribed for under the Basic Subscription Privilege. If the number of Offered Shares remaining after the exercise of Rights under the Basic Subscription Privilege (the “Remaining Offered Shares”) is not sufficient to satisfy all requests for Offered Shares under the Over-Subscription Privilege, the Holders that exercised their Rights under the Over-Subscription Privilege will be allocated such Remaining Offered Shares as follows: the number of Remaining Offered Shares allotted to each Holder participating in the Over-Subscription Privilege shall be the product (rounded to the nearest whole number so that the Subscription Price multiplied by the aggregate number of Offered Shares does not exceed the Aggregate Offering Amount) obtained by multiplying the number of Offered Shares such Holder subscribed for under the Over-Subscription Privilege by a fraction the numerator of which is the number of Remaining Offered Shares and the denominator of which is the total number of Offered Shares sought to be subscribed for under the Over-Subscription Privilege by all Holders participating in such Over-Subscription Privilege.
     (e) The first $75.0 million of gross proceeds from the sale of the Offered Shares pursuant to the Rights Offering or the sale of the Unsubscribed Shares (as defined below) to the Investors pursuant to the Put Option (as defined below) will be used by the Company for general corporate purposes and to pay all fees and expenses associated with the Recapitalization as provided in Section 2(h) and all Transaction Expenses (as defined below) as provided in Section 2(i). The remaining proceeds, if any, from the sale of the Offered Shares pursuant to the Rights Offering will be used to repurchase outstanding Notes pursuant to the Debt Exchange on the terms set forth in the Support Agreement, dated as of the date hereof, between the Company and certain holders of outstanding Notes signatory thereto (the “Support Agreement”) and the Note Offering Materials (as defined below). Holders of outstanding Notes that participate in the Debt Exchange will be permitted to make an election to exchange, at par, the issued and outstanding Notes held by them (i) for up to $145.0 million aggregate principal amount of New Notes (as that amount may be reduced pursuant to subsection (A) below); (ii) for up to $130.0 million in cash from a portion of the gross proceeds of the Rights Offering (as that amount may be reduced pursuant to subsections (B) and (C) below); or (iii) for a combination of New Notes and cash (subject to reduction as provided below). Allocations of New Notes and cash requested by participants in the Debt Exchange will be made only after the Exchange Deficiency (as defined below), if any, shall have been satisfied by the exchange of outstanding Notes for shares of Common Stock pursuant to subsections (B) and (C) below. Amounts of New Notes and cash to which holders of Notes participating in the Debt Exchange will be entitled shall be subject to the following provisions:
               (A) To the extent that less than one hundred percent (100%) of the outstanding Notes are validly exchanged in the Debt Exchange, then the amount of New Notes available for exchange in the Debt Exchange shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of Notes that are not so exchanged. New Notes and cash will be allocated to participants in the Debt Exchange pro rata in proportion to the amounts of New Notes and cash requested by participants in such Debt Exchange.
               (B) If the Company receives less than $205.0 million of gross proceeds from the Rights Offering, participants in the Debt Exchange will also be permitted to elect to exchange, and the Investors will be required pursuant to Section 2(c) to exchange, to the extent of the excess of the Aggregate Offering Amount over the gross proceeds actually obtained by the Company in the Rights Offering and from the purchase of the Unsubscribed Shares by the Investors pursuant to this Agreement (such amount, the “Exchange Deficiency”), Notes held by them for shares of Common Stock (in lieu of New Notes and cash) at an exchange price equal to the Subscription Price, with allocations of available shares of Common Stock to be made pro rata in proportion to the aggregate principal amount of Notes validly exchanged in the Debt Exchange by such holders of Notes (including by the Investors pursuant to Section 2(c)) for shares of Common Stock.

               (C) To the extent the aggregate principal amount of Notes so exchanged for shares of Common Stock pursuant to subsection (B) above is less than the full amount of the Exchange Deficiency, including after any exchange of Notes for shares of Common Stock by the Investors pursuant to Section 2(c) and by other holders of outstanding Notes that have elected to receive shares of Common Stock in the Debt Exchange, all holders of outstanding Notes participating in the Debt Exchange and electing to receive New Notes or cash in the Debt Exchange will receive, in exchange for Notes validly exchanged in the Debt Exchange, shares of Common Stock at an exchange price equal to the Subscription Price pro rata in proportion to the amount of Notes validly exchanged by them in the Debt Exchange for consideration other than shares of Common Stock.
2. Requirement to Purchase Unsubscribed Shares; Exchange Shares; Fees and Expenses.
     (a) Upon the terms and subject to the conditions set forth in this Agreement, to the extent that the gross proceeds from the sale of the Offered Shares pursuant to the Rights Offering (including upon exercise of Rights under the Over-Subscription Privilege) are less than $75.0 million, the Company shall have the right, upon delivery to the Investors of a Notice of Offering Results pursuant to Section 2(b), to require (the “Put Option”) each Investor to purchase on the Closing Date, and each Investor agrees to purchase on the Closing Date, at the Subscription Price, fifty percent (50%) of that positive number of Offered Shares issuable pursuant to Rights, if any, equal to (i) 21,428,572 shares of Common Stock minus (ii) the number of shares of Common Stock validly subscribed for and purchased under the Basic Subscription Privilege and the Over-Subscription Privilege (such shares of Common Stock equal to such difference, in the aggregate, the “Unsubscribed Shares”).
     (b) The Company hereby agrees and undertakes to notify the Investors as promptly as practicable and, in any event, by 10:00 a.m., Eastern Time, on the first Business Day after the Expiration Time by electronic or facsimile transmission of (i) the aggregate number of Rights validly exercised by Holders under the Basic Subscription Privilege and Over-Subscription Privilege pursuant to the Rights Offering as of the Expiration Time and the aggregate Subscription Price therefor, (ii) the number of Unsubscribed Shares, if any, (iii) the aggregate principal amount of Notes validly submitted for exchange in the Debt Exchange as of the Expiration Time, and (iv) the allocations of New Notes, cash, and shares of Common Stock requested by participants in such Debt Exchange (such notification, the “Notice of Offering Results”). Not later than 5:00 p.m., Eastern Time, on the second (2nd) Business Day following the Expiration Time, notwithstanding the expiration of the Rights Offering and the Debt Exchange and subject to the Investors’ receipt of the Notice of Offering Results, each Investor shall be required, and the Company shall permit each Investor, to make an election whether or not it wishes to exercise its Rights pursuant to the Basic Subscription Privilege to subscribe for and purchase all or any portion of its pro rata portion of the Offered Shares pursuant to the Rights Offering (any such Offered Shares, the “Investor Offered Shares”).
     (c) Upon the terms and subject to the conditions set forth in this Agreement, each Investor shall exchange, or cause to be exchanged, the outstanding Notes indirectly held by it (such Notes, the “Investor Notes”) in the Debt Exchange for shares of Common Stock at an exchange price equal to the Subscription Price, and, to the extent that there is an Exchange Deficiency, the Company shall, on the Closing Date, exchange the Investor Notes for shares of

Common Stock at an exchange price equal to the Subscription Price. Such Investor Notes shall be exchanged by the Company on the Closing Date for shares of Common Stock only to the extent of any Exchange Deficiency; provided that the aggregate principal amount of Investor Notes exchanged by each such Investor shall not exceed $48.909 million; and provided further that allocations of available shares of Common Stock to be issued to satisfy the Exchange Deficiency will be made pro rata in proportion to the aggregate principal amount of Notes validly exchanged in the Debt Exchange by holders of Notes (including by the Investors pursuant to this Section 2(c)) for shares of Common Stock; and provided further that, to the extent the number of shares of Common Stock available for exchange in the Debt Exchange (after giving effect to any proration of such available shares of Common Stock) is insufficient for all of the Investor Notes to be exchanged for shares of Common Stock, such Investor Notes that cannot be exchanged for shares of Common Stock in accordance with this Section 2(c) shall be exchanged for, and the Investors shall elect to receive with respect thereto, either New Notes, cash, or a combination thereof. All such shares of Common Stock received in exchange for outstanding Notes pursuant to this Agreement and the transactions contemplated herein are referred to as the “Exchange Shares,” and those Exchange Shares received by the Investors in exchange for outstanding Investor Notes are referred to as the “Investor Exchange Shares.”
     (d) Each Investor shall have the right to arrange for one or more of its respective Affiliates (each, an “Affiliated Purchaser”) to purchase all or any portion of such Investor’s portion of Unsubscribed Shares, on the terms and subject to the conditions in this Agreement, by written notice to the Company at least one (1) Business Day prior to the Settlement Date, which notice shall be signed by the applicable Investor and each Affiliated Purchaser and shall contain a confirmation by the Affiliated Purchaser of the accuracy with respect to it of the representations set forth in Section 4. In no event will any such arrangement relieve such Investor of its obligations under this Agreement. The term “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
     (e) The closing of the purchase of the Offered Shares (including the Investor Offered Shares, if any) to be purchased in the Rights Offering, the exchange of outstanding Notes pursuant to the Debt Exchange, the issuance of any Exchange Shares (including any Investor Exchange Shares) pursuant to this Agreement, and, if necessary, the purchase of the Unsubscribed Shares to be purchased by the Investors or their Affiliated Purchasers hereunder will occur at 10:00 a.m., Eastern Standard Time, on the fourth (4th) Business Day following the later of the Expiration Time and the satisfaction of the conditions set forth in Section 8 (or waiver thereof by the party or parties entitled to waive such conditions) (the “Closing Date”), or such other time as shall be agreed upon by the Company and the Investors. Delivery of the Unsubscribed Shares and Investor Offered Shares will be made by the Company on the Closing Date in book-entry form to the accounts of the Investors (or to such other accounts, including the account of an Affiliated Purchaser, as the Investors may designate in accordance with this Agreement) against payment by the Investors of the Subscription Price therefor by wire transfer of immediately available funds to the account designated in writing by the Company. The Investor Exchange Shares will be delivered by the Company on the Closing Date in book-entry form to the accounts of the Investors (or to such other accounts, including the account of an Affiliated Purchaser, as the Investors may designate in accordance with this Agreement). On the Closing Date, the Company will also deliver to the Investors a certificate, dated as of the Closing

Date, of the transfer agent of the Company confirming the issuance to the Investors of the Unsubscribed Shares, if any, the Investor Offered Shares, if any, and the Investor Exchange Shares, if any, and all other documents and certificates required to be delivered to the Investor pursuant to Section 8(a).
     (f) All Unsubscribed Shares, Investor Offered Shares, and Investor Exchange Shares will be delivered with any and all issue, stamp, transfer, sales and use, or similar taxes or duties payable in connection with such delivery duly paid by the Company.
     (g) The Company shall notify, or cause the Subscription Agent to notify, the Investors on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Investors, of the aggregate number of Rights known by the Company or the Subscription Agent to have been validly exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be. The Company shall also notify, or cause the exchange agent selected by the Company to notify, the Investors on each Friday during the thirty (30) days that precede the closing of the Debt Exchange and on each Business Day during the five Business Days prior to the closing of the Debt Exchange, or more frequently if reasonably requested by the Investors, of the aggregate principal amount of Notes known by the Company or such exchange agent to have been validly submitted for exchange in the Debt Exchange and the allocations of New Notes, cash, and shares of Common Stock requested by participants in such Debt Exchange as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.
     (h) The Company shall pay all of its own fees and expenses associated with the Recapitalization, including, without limitation, filing and printing fees, fees and expenses of any subscription and information agents, its counsel and financial advisor and accounting fees and expenses, costs associated with clearing the Offered Shares for sale under applicable state securities laws, and listing fees.
     (i) On the Closing Date, the Company shall promptly reimburse or pay, as the case may be, the reasonable, documented out-of-pocket costs and expenses incurred by each Investor and its Affiliated Purchasers, if any, in connection with the Recapitalization, including reasonable fees, out-of-pocket costs and expenses of Evercore Partners, Inc. and counsel to such Investor (collectively, “Transaction Expenses”). For the avoidance of doubt, the filing fee, if any, required to be paid in connection with any filings required to be made by the Investors or their Affiliates under the HSR Act or any other competition laws or regulations shall be paid by the Company on behalf of the Investors and their Affiliates, as the case may be, when filings under the HSR Act or any other competition laws or regulations are made, together with all expenses of the Investors and their Affiliates incurred to comply therewith and the fees, out-of-pocket costs and expenses incurred by the Investor in connection with such filings.
3. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with each of the Investors, as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby:
     (a) Organization and Qualification. The Company and each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which the nature of its properties or business requires such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means (i) any material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company or its Subsidiaries, taken as a whole, or (ii) any material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g), to consummate the transactions contemplated by this Agreement, provided, however, that any effect caused by or resulting from the following shall not constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect on or with respect to the Company: (I) general changes or developments in the industry in which the Company and its Subsidiaries operate, (II) political instability, acts of terrorism or war, (III) any change affecting the United States economy generally or the economy of any region in which the Company or any of its Subsidiaries conducts business that is material to the business of the Company and its Subsidiaries, (IV) any change in the price or trading volume of the Company’s outstanding securities (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (V) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect), (VI) the announcement of the execution of this Agreement, or the pendency of the consummation of the Recapitalization, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or (VII) any change in any applicable law, rule or regulation or United States generally accepted accounting principles or interpretation thereof after the date hereof, unless and to the extent, in the case of clause (I), (II), (III), and (VII) above, such effect has had or would reasonably be expected to have a materially disproportionate adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected persons. For the purposes of this Agreement, a “Subsidiary” of any person means, with respect to such person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies.

     (b) Corporate Power and Authority. The Company has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and each other agreement, document, and instrument to which it will be a party or which it will execute and deliver in connection with the transactions contemplated by this Agreement (this Agreement and such other agreements, documents, and instruments collectively, the “Transaction Agreements”) and, subject to receipt of Stockholder Approval (as defined below), to perform its obligations hereunder and thereunder, including the issuance of the Rights, the Offered Shares (including the Unsubscribed Shares), and any Exchange Shares, the exchange of outstanding Notes pursuant to the Debt Exchange, and the payment of the Transaction Expenses. Subject to receipt of Stockholder Approval, the Company has taken all necessary corporate action required for the due authorization of the Transaction Agreements, including the issuance of the Rights, the Offered Shares (including the Unsubscribed Shares), and any Exchange Shares and the exchange of Notes pursuant to the Debt Exchange. Based upon the unanimous recommendation of the Special Committee, the Board has determined to recommend that stockholders of the Company vote in favor of the issuance of the Offered Shares in the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof, and the issuance of Exchange Shares in the Debt Exchange pursuant to the terms hereof.
     (c) Execution and Delivery; Enforceability. This Agreement and each other Transaction Agreement will be, at or prior to the Closing Date, duly and validly executed and delivered by the Company, and each such Transaction Agreement constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.
     (d) Authorized and Issued Capital Stock. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of September 30, 2009, (i) 36,120,251 shares of Common Stock were issued and outstanding; (ii) no shares of Common Stock were held in the treasury of the Company; (iii) 2,581,501 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units (each, an “Option” and, collectively, the “Options”) granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”); and (iv) no shares of Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Section 3(d), as of the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company are issued, reserved for issuance or outstanding. Since the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company have been issued or reserved for issuance or become outstanding, other than shares described in this Section 3(d) that have been issued upon the exercise of outstanding Options granted under the Stock Plans and other than the Offered Shares, the Unsubscribed Shares, and the Exchange Shares to be issued hereunder. Except as described in this Section 3(d), and other than the Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, neither the Company nor any of its Subsidiaries is party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment that (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company (other than pursuant to restricted stock award agreements under the Stock Plans), or (z) relates to the voting of any shares of capital stock of the Company. All issued and outstanding shares of capital stock and equity interests (as applicable) of each Subsidiary are owned beneficially and of record by the Company or another Subsidiary, free and clear of any and all liabilities, obligations, liens, security interests, mortgages, pledges, charges, or similar encumbrances, other than as provided under (1) the Loan and Security Agreement, dated December 14, 2007, among the Company, the Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent and Collateral Trustee, UBS Securities LLC, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and Wachovia Capital Markets, LLC and UBS Securities LLC, as Joint Lead Bookrunners and (2) the Indenture, dated as of February 11, 2005, among the Company, the Guarantors party thereto, and Wilmington Trust Company, as Trustee, governing the Notes (the “Old Indenture”).
     (e) Issuance. The Offered Shares to be issued and sold by the Company to Holders pursuant to the Rights Offering, when such Offered Shares are issued and delivered against payment therefor, will, upon receipt of Stockholder Approval, be duly authorized, validly issued and delivered and fully paid and nonassessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights. The Unsubscribed Shares, if any, to be issued and sold by the Company to the Investors or any Affiliated Purchaser hereunder, when such Unsubscribed Shares are issued and delivered against payment therefor by the Investors hereunder, and the Exchange Shares, if any, to be issued by the Company in exchange for outstanding Notes pursuant to the Debt Exchange will, upon receipt of approval of the Company’s stockholders, be duly authorized, validly issued and delivered and fully paid and nonassessable, free and clear of all taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights.
     (f) No Conflict. The distribution of the Rights, the sale, issuance and delivery of the Offered Shares upon exercise of the Rights, the issuance and delivery of the Unsubscribed Shares in accordance with the terms hereof, the consummation of the Rights Offering by the Company, the issuance and delivery of the Exchange Shares (including the Investor Exchange Shares) pursuant to the Debt Exchange in accordance with the terms hereof, the exchange of Notes and issuance of New Notes and payment of cash in exchange therefor pursuant to the Debt Exchange, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance with all of the provisions hereof and thereof by the Company and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or any of the organizational or governance documents of its Subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, lien, termination or impairment which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (g) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any third party or any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of the Offered Shares upon exercise of the Rights, the issuance and delivery of the Unsubscribed Shares in accordance with the terms hereof, the consummation of the Rights Offering by the Company, the issuance and delivery of the Exchange Shares (including the Investor Exchange Shares) pursuant to the Debt Exchange in accordance with the terms hereof, the exchange of Notes and issuance of New Notes and payment of cash in exchange therefor pursuant to the Debt Exchange, and the execution and delivery by the Company of the Transaction Agreements and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (i) the registration under the Securities Act of the issuance of the Rights and the Offered Shares pursuant to the exercise of Rights, (ii) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the sale or issuance of Unsubscribed Shares and Investor Exchange Shares to the Investors, (iii) consents solicited by the Company from holders of outstanding Notes to certain proposed amendments to the Old Indenture that would eliminate certain restrictive covenants and release all of the liens on the collateral securing the Notes, and (iv) such consents, approvals, authorizations, registrations or qualifications (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the Unsubscribed Shares by the Investors, the issuance of the Exchange Shares to holders of outstanding Notes, or the distribution of the Rights and the sale of the Offered Shares to Holders, or (z) pursuant to the rules of The Nasdaq Stock Market, including the approval of the Company’s stockholders of the issuance and sale of the Offered Shares in the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof, and the issuance of the Exchange Shares (including the Investor Exchange Shares) to holders of outstanding Notes pursuant to the Debt Exchange (such approval of such transactions, “Stockholder Approval”).

     (h) Arm’s Length. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with the negotiation of the terms of the Recapitalization) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person or entity. Additionally, the Investors are not advising the Company or any other person or entity as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Investors shall have no responsibility or liability to the Company, its stockholders and directors not affiliated with the Investors, or its officers, employees, advisors or other representatives with respect thereto. Any review by the Investors of the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investors and shall not be on behalf of the Company, its stockholders and directors not affiliated with the Investors, or its officers, employees, advisors or other representatives and shall not affect any of the representations or warranties contained herein or the remedies of the Investors with respect thereto.
     (i) Company SEC Documents. Since December 31, 2007, the Company has filed or submitted all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) (“Company SEC Documents”) with the United States Securities and Exchange Commission (the “Commission”). As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document filed after December 31, 2007, when filed, or, in the case of any Company SEC Document amended or superseded prior to the date of this Agreement, then on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any Company SEC Documents filed with the Commission after the date hereof but prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (j) Financial Statements. The financial statements and the related notes of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Rights Offering Registration Statement and the Rights Offering Prospectus, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulation of the Commission thereunder, as applicable, and fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified, subject, in the case of the unaudited financial statements, to the absence of disclosures normally made in footnotes and to customary year-end adjustments that are not and shall not be material; such financial statements have been prepared in conformity with U.S. generally accepting accounting principles applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Company SEC Documents filed before the date of this Agreement), and the supporting schedules included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Rights Offering Registration Statement, the Rights Offering Prospectus, and the Proxy Statement, fairly present the information required to be stated therein; and the other financial information included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Rights Offering Registration Statement, the Rights Offering Prospectus, and the Proxy Statement, has been or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby; and the pro forma financial information and the related notes included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Rights Offering Registration Statement, the Rights Offering Prospectus, and the Proxy Statement, have been or will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Company SEC Documents and will be set forth in the Rights Offering Registration Statement, the Rights Offering Prospectus, and the Proxy Statement.
     (k) Rights Offering Registration Statement and Rights Offering Prospectus. The Rights Offering Registration Statement and any post-effective amendment thereto, as of the Securities Act Effective Date, and each Issuer Free Writing Prospectus, at the time of use thereof, will comply in all material respects with the Securities Act and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable date of the Rights Offering Prospectus and any amendment or supplement thereto and as of the Closing Date, the Rights Offering Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the time of its distribution and at the Expiration Time, the Investment Decision Package will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Preliminary Rights Offering Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement, at the time of filing thereof, will comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information relating to the Investors furnished to the

Company in writing by the Investors expressly for use in the Rights Offering Registration Statement, the Rights Offering Prospectus, and the Proxy Statement and any amendment or supplement thereto.
     For the purposes of this Agreement, (i) the term “Rights Offering Registration Statement” means the Registration Statement on Form S-1 or Form S-3 to be filed with the Commission relating to the Rights Offering, including all exhibits thereto, as amended as of the Securities Act Effective Date, and any post-effective amendment thereto that becomes effective; (ii) the term “Rights Offering Prospectus” means the final prospectus contained in the Rights Offering Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Rights Offering Registration Statement; (iii) the term “Investment Decision Package” means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Offered Shares to Holders pursuant to the Rights Offering, (iv) the term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, (v) the term “Preliminary Rights Offering Prospectus” means each prospectus included in the Rights Offering Registration Statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Rights Offering Registration Statement, at the time of effectiveness that omits information permitted to be excluded under Rule 430A under the Securities Act; (vi) the term “Securities Act Effective Date” means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission; and (vii) the term “Proxy Statement” means the proxy statement, and all amendments or supplements thereto, if any, soliciting the approval of the Company’s stockholders of the issuance and sale of the Offered Shares pursuant to the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof, and the issuance of the Exchange Shares (including the Investor Exchange Shares) to holders of outstanding Notes pursuant to the Debt Exchange in accordance with the rules of The Nasdaq Stock Market, including a recommendation of the Board that the stockholders vote to approve the issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof and the issuance of the Investor Exchange Shares to the Investors pursuant to the terms hereof, if any.
     (l) Private Placement Materials for Debt Exchange. At the time of its distribution and at the Expiration Time, any confidential private placement memorandum, including supplements and amendments thereto, or similar private placement materials relating to the Debt Exchange and solicitation of consents to certain proposed amendments to the Old Indenture (the “Note Offering Materials”) that are used by the Company will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (m) Absence of Certain Changes. Since June 30, 2009, other than as disclosed in the Company SEC Documents filed before the date hereof, and except for actions required to be taken pursuant to the Transaction Agreements, (i) there has not been any change in the capital stock of the Company or its Subsidiaries from that set forth in Section 3(d) (other than an aggregate of 25,596 shares of restricted Common Stock granted to certain members of the Company’s Board on August 1, 2009, under the Company’s 2005 Equity Incentive Plan) or any material change in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock; and (ii) the Company has been operated in the ordinary course of business, consistent with past practice, and no event, fact or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (n) No Broker’s Fees. Except for Moelis & Company LLC, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Investors for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the Recapitalization, the Rights Offering, including the issuance of the Offered Shares upon exercise of Rights, the issuance and sale of the Unsubscribed Shares in accordance with the terms hereof, or the issuance of the Exchange Shares, or the Debt Exchange.
4. Representations and Warranties of the Investors. Each Investor individually represents and warrants and agrees with the Company as set forth below as to such Investor. Each such representation, warranty and agreement is made as of the date hereof and as of the Closing Date.
     (a) Formation. Such Investor has been duly formed and is validly existing as a limited partnership in good standing under the laws of the jurisdiction of its formation.
     (b) Power and Authority. Such Investor has the requisite limited partnership power and authority to enter into, execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder and has taken all necessary limited partnership action required for the due authorization of the Transaction Agreements.
     (c) Execution and Delivery. This Agreement and each other Transaction Agreement will be, at or prior to the Closing Date, duly and validly executed and delivered by such Investor and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.
     (d) No Registration. Such Investor understands that the Unsubscribed Shares and Investor Exchange Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.
     (e) Investment Intent. Except as provided in Section 2(d) hereof, such Investor is acquiring its portion of the Unsubscribed Shares and the Investor Exchange Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.
     (f) Securities Laws Compliance. The Unsubscribed Shares, Investor Offered Shares, and Investor Exchange Shares will not be offered for sale, sold or otherwise transferred by such Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws.
     (g) Sophistication. Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares and Investor Exchange Shares being acquired hereunder. Such Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding its portion of the Unsubscribed Shares and Investor Exchange Shares for an indefinite period of time). Without derogating from or limiting the representations and warranties of the Company, such Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein.
     (h) Legended Securities. Such Investor understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the Unsubscribed Shares and Investor Exchange Shares have not been registered under the Securities Act and that the Unsubscribed Shares, Investor Offered Shares, and Investor Exchange Shares may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.
     (i) No Conflict. The purchase of its portion of the Unsubscribed Shares by such Investor, the acquisition of its portion of the Investor Exchange Shares by such Investor, any purchase of the Investor Offered Shares by such Investor, the execution and delivery by such Investor of each of the Transaction Agreements to which it is a party and the performance of and compliance with all of the provisions hereof and thereof by the Investor, and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of limited partnership, limited partnership agreement, or similar governance documents of the Investor, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or any of its properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration or lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely affect such Investor’s performance of its obligations under this Agreement.
     (j) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over such Investor or any of its properties is required to be obtained or made by such Investor for the purchase of its portion of the Unsubscribed Shares, any purchase of the Investor Offered Shares, and the acquisition of its portion of the Investor Exchange Shares in accordance with the terms hereof and the execution and delivery by such Investor of this Agreement or the other Transaction Agreements to which it is a party and performance of and compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except filings with respect to and the expiration or termination of the waiting period under the HSR Act relating to the purchase of Unsubscribed Shares, any purchase of the Investor Offered Shares, and the acquisition of the Investor Exchange Shares and except for any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely affect such Investor’s performance of its obligations under this Agreement.
     (k) Arm’s Length. Such Investor acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Investor with respect to the transactions contemplated hereby (including in connection with the negotiation of the terms of the Recapitalization). Additionally, without derogating from or limiting the representations and warranties of the Company, such Investor is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, except as specifically set forth in this Agreement. Without derogating from or limiting the representations and warranties of the Company, such Investor has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.
     (l) Information Furnished. Information relating to such Investor furnished to the Company in writing by such Investor expressly for use in the SEC Transaction Documents (as defined below) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
5. Additional Covenants of the Company. Without derogating from the obligations of the Company set forth elsewhere in this Agreement, the Company agrees with each of the Investors as set forth below.
     (a) Registration Statements and Proxy Statement.
(i) As promptly as practicable following the date of this Agreement, the Company shall prepare and file (y) the Rights Offering Registration Statement and (z) a preliminary Proxy Statement.
(ii) The Proxy Statement and the Rights Offering Registration Statement (the “SEC Transaction Documents”) filed with the Commission shall be consistent in all material respects with the last forms of such documents provided to the Investors and their respective counsel to review prior to the filing thereof. The Company shall: (x) provide the Investors with a reasonable opportunity to review any SEC Transaction Document that is amended after the date hereof prior to its filing with the Commission and shall duly consider in good faith any comments of the Investors and their respective counsel; (y) advise the Investors promptly of the time when each of the SEC Transaction Documents has been filed and when the Rights Offering Registration Statement has become effective or any Rights Offering Prospectus or Rights Offering Prospectus supplement has been filed and shall furnish the Investors with copies thereof; and (z) advise the Investors promptly after it receives notice of any comments or inquiries by the Commission (and furnish the Investors with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any SEC Transaction Document, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for amending or supplementing any SEC Transaction Document or for additional information, and in each such case, provide the Investors with a reasonable opportunity to review any such comments, inquiries, request or other communication from the Commission and to review any responses thereto and any amendment or supplement to any SEC Transaction Document before any filing with the Commission, and to duly consider in good faith any comments of the Investors and their respective counsel and in the event of the issuance of any stop order or of any order preventing or suspending the use of any SEC Transaction Document or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.
(iii) The Company shall use its reasonable best efforts to have the Proxy Statement and the Rights Offering Registration Statement cleared or declared effective, as the case may be, by the Commission as promptly as practicable after they are filed with the Commission. The Company shall take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the

Unsubscribed Shares, the issuance of the Exchange Shares, and the other transactions contemplated by this Agreement may be effected in accordance with the applicable provisions of the Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws.
(iv) The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the Commission. Subject to applicable law, the Board shall set the Record Date and determine the Rights Ratio, and the Company shall take all action necessary, in accordance with and subject to the General Corporation Law of the State of Delaware and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, to duly call, give notice of and convene and hold, as promptly as practicable, a special meeting of its stockholders to consider and vote upon the issuance and sale of the Offered Shares pursuant to the Rights Offering, the issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof, and the issuance of the Exchange Shares (including the Investor Exchange Shares) to holders of outstanding Notes pursuant to the Debt Exchange, to the extent required by applicable law or regulations or the rules of The Nasdaq Stock Market. The Company shall use its reasonable best efforts to obtain the requisite stockholder approval of such issuance and sale of the Offered Shares pursuant to the Rights Offering, issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof, and issuance of the Exchange Shares (including the Investor Exchange Shares), if any, to holders of outstanding Notes pursuant to the Debt Exchange.
(v) If at any time prior to the Expiration Time, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Investors of any such event and prepare an amendment or supplement to the Investor Decision Package that is reasonably acceptable in form and substance to the Investors that will correct such statement or omission or effect such compliance.
     (b) Private Placement Materials for Debt Exchange. As promptly as practicable following the date of this Agreement, the Company shall prepare and disseminate to “Holders” (as that term is defined in the Support Agreement) and such other holders of outstanding Notes as the Company may determine from time to time, in accordance with applicable law, the Note Offering Materials consistent with the terms of the Debt Exchange as set forth in the Support Agreement. If at any time prior to the Expiration Time, any event occurs as a result of which the such Note Offering Materials, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement such Note Offering Materials to comply with applicable law, the Company will promptly notify the Investors of any such event and prepare an amendment or supplement to such Note Offering Materials that is reasonably acceptable in form and substance to the Investors that will correct such statement or omission or effect such compliance.
     (c) Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the Common Stock, including the Offered Shares and the Exchange Shares, on the Nasdaq Global Select Market and to list and maintain the listing of the Rights on the Nasdaq Global Select Market.
     (d) Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.
     (e) HSR. The Company shall use its reasonable best efforts to seek all approvals or consents that are necessary or advisable under the HSR Act so that any applicable waiting period shall have expired or been terminated thereunder with respect to the issuance to the Investors of the Unsubscribed Shares, Investor Offered Shares, and Investor Exchange Shares hereunder and shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.
     (f) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock.
     (g) Ordinary Course of Business; Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its business, and shall cause its Subsidiaries to conduct their business, in the ordinary course and consistent with the Company’s and its Subsidiaries’ past practice; and the Company for itself and on behalf of its Subsidiaries agrees to use its commercially reasonable efforts to preserve substantially intact their business organizations and goodwill, to keep available the services of those of their present officers, employees, and consultants who are integral to the operation of their businesses as presently conducted, and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations; and the Company shall not take any action or omit to take any action that would reasonably be expected to result in the Company’s failure to satisfy the conditions to the Agreement set forth in Section 8.

     (h) Reasonable Best Efforts. The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Investors and to consummate and make effective the transactions contemplated by this Agreement and the Recapitalization, including:
(i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;
(ii) defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the Recapitalization or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and
(iii) executing, delivering and filing, as applicable, any additional ancillary instruments, documents, or agreements necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, a Registration Rights Agreement (the “Registration Rights Agreement”) between the Company and the Investors, in the form attached hereto as Exhibit B.
6. Additional Covenants of the Investors. Each Investor agrees with the Company:
     (a) Information. To provide the Company with such information as the Company reasonably requests regarding such Investor for inclusion in the SEC Transaction Documents.
     (b) HSR Act. To use reasonable best efforts to obtain all authorizations, approvals and consents that are necessary or advisable under the HSR Act so that any applicable waiting period shall have expired or been terminated thereunder and any applicable notification, authorization, approval or consent shall have been made or obtained with respect to the purchase of Unsubscribed Shares, Investor Offered Shares, and Investor Exchange Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary contained herein, such Investor (and its ultimate parent entities, as such term is used in the HSR Act) shall not be required to disclose to any other party to this Agreement any information contained in its HSR Notification and Report Form which such party, in its sole and reasonable discretion, deems confidential.
     (c) Reasonable Best Efforts. Such Investor shall use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under this

Agreement and applicable laws to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement, including executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and the Recapitalization and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby, including:
(i) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;
(ii) cause the shares of Common Stock beneficially owned by such Investor to be voted in favor of the issuance and sale of the Offered Shares pursuant to the Rights Offering, issuance and sale of the Unsubscribed Shares to the Investors pursuant to the terms hereof, and the issuance of the Exchange Shares (including the Investor Exchange Shares) to holders of outstanding Notes pursuant to the Debt Exchange at the special meeting of stockholders called therefor;
(iii) defending any lawsuits or other actions or proceedings to which such Investor has been named a party, whether judicial or administrative, challenging this Agreement or the Recapitalization or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and
(iv) executing, delivering and filing, as applicable, any additional ancillary instruments, documents, or agreements necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to fully carry out the purposes of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Registration Rights Agreement.
     (d) No Transfer of Rights. During the Rights Exercise Period, such Investor will not, without the prior written consent of the Special Committee, sell, assign, transfer, convey, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise), in whole or in part, or directly or indirectly enter into, or cause to become subject to, any option, warrant, purchase right, or other contract or commitment that could require such Investor to sell, assign, transfer, convey, hypothecate, pledge, encumber, grant a security interest in, or otherwise dispose of (whether by operation of law or otherwise), in whole or in part (“Transfer”), any Rights distributed, directly or indirectly, to such Investor by the Company pursuant to the Rights Offering; provided, however, that such Investor may Transfer all or any portion of its Rights to one or more Affiliates, which shall agree in writing to take such Rights subject to, and to comply with, the terms of this Agreement.
     (e) No Transfer of Notes and Common Stock. Until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 11(a), such Investor will not, without the prior written consent of the Special Committee, Transfer any Notes or shares of Common Stock held, directly or indirectly, by such Investor; provided, however, that such Investor may Transfer all or any portion of its Notes and shares of Common Stock to one or more Affiliates, which shall agree in writing to take such securities subject to, and to comply with, the terms of this Agreement.
     (f) No Stabilization. Such Investor will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.
7. Additional Joint Covenant of Company and the Investors. Without limiting the generality of the undertakings pursuant to Sections 5(e) and 6(b), each of the Company and each Investor agree to use its respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under the HSR Act to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including furnishing all information required by applicable law in connection with approvals of or filings with any governmental authority, and filing, or causing to be filed, as promptly as practicable, any required notification and report forms under other applicable competition laws with the applicable governmental antitrust authority. Each party shall consult with each other party as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. Subject to appropriate confidentiality safeguards, each party shall (i) respond promptly to any request for additional information made by the antitrust agency; (ii) promptly notify counsel to each other party of, and if in writing, furnish counsel to each other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with the antitrust agency in connection with any of the transactions contemplated by this Agreement; (iii) not participate in any meeting with the antitrust agency unless it consults with counsel to each other party in advance and, to the extent permitted by the agency, give each other party a reasonable opportunity to attend and participate thereat; (iv) furnish counsel to each other party with copies of all correspondence, filings and communications between it and the antitrust agency with respect to any of the transactions contemplated by this Agreement; and (v) furnish counsel to each other party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the antitrust agency. Each party shall use its reasonable best efforts to cause the waiting periods under the applicable competition laws to terminate or expire at the earliest possible date after the date of filing.
     Notwithstanding anything in this Agreement to the contrary, nothing shall require any Investor or its Affiliates or the Company or its Subsidiaries to dispose of any of its or its respective Subsidiaries’ or its Affiliates’ assets or to limit its freedom of action with respect to any of its or its respective Subsidiaries’ businesses, or to consent to any disposition of the Company’s or its Subsidiaries’ assets or limits on the Company’s or its Subsidiaries’ freedom of action with respect to the conduct of any of its or its Subsidiaries’ businesses, or to commit or agree to any of the foregoing, and nothing in this Agreement shall authorize the Company or any of the Company’s Subsidiaries to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the transactions contemplated hereby or by any other Transaction Agreement relating to antitrust or competition laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action relating to antitrust or competition laws.
8. Conditions to the Obligations of the Parties.
     (a) Conditions to the Investors’ Obligations under this Agreement. The obligations of each Investor hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such Investor in its sole discretion):
(i) Registration Statement Effectiveness. The Rights Offering Registration Statement shall have been declared effective by the Commission and shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.
(ii) Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and shall have been consummated without the waiver of any condition thereto.
(iii) Debt Exchange. The Debt Exchange shall have been consummated in all material respects in accordance with this Agreement without the waiver of any condition thereto.
(iv) Antitrust Approvals. All terminations or expirations of waiting periods imposed under the HSR Act, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.
(v) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.
(vi) Stockholder Approval. Stockholder Approval shall have been received.
(vii) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering or the Debt Exchange, the issuance and sale of the Unsubscribed Shares and the Investor Offered Shares to the Investors, the issuance of Exchange Shares (including the Investor Exchange Shares) for outstanding Notes, or the consummation of the transactions contemplated by this Agreement or the Recapitalization or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering or the Debt Exchange, the issuance and sale of the Unsubscribed Shares and the Investor Offered Shares to the Investors, the issuance of Exchange Shares (including the Investor Exchange Shares) for outstanding Notes, or the consummation of the transactions contemplated by this Agreement or the Recapitalization.
(viii) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications, other than such qualifications contained in Sections 3(i) and 3(j)) as of the date hereof and as of the Closing Date after giving effect to the transactions contemplated hereby with the same effect as if made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, other than with respect to the representations in Sections 3(b), 3(c), 3(d), 3(e), and 3(m)(ii), which shall be true and correct in all respects.
(ix) Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with on or prior to the Closing Date.
(x) Registration Rights Agreement. The Company shall have executed and delivered to the Investors the Registration Rights Agreement.
(xi) Debt Exchange. At least ninety-five percent (95%) of the aggregate principal amount of outstanding Notes shall have been validly exchanged in the Debt Exchange.
(xii) Settlement. The settlement of the action described on Schedule II hereto, on the terms set forth in the Memorandum of Understanding described on Schedule II hereto, shall have received final approval by the Delaware Court of Chancery, and such action shall have been dismissed with prejudice pursuant to such approval.
(xiii) Nasdaq. The Offered Shares and Exchange Shares shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.
     (b) Conditions to the Company’s Obligations under this Agreement. The right of the Company to require the Investors to purchase the Unsubscribed Shares and the obligation of the Company to issue the Investor Exchange Shares to the Investors in exchange for outstanding Notes are subject to the following conditions (which may be waived in whole or in part by the

Company in its sole discretion), provided that the failure of a condition set forth in Section 8(b)(v) to be satisfied may not be asserted by the Company if such failure results from a breach by the Company of an obligation hereunder:
(i) Antitrust Approvals. All terminations or expirations of waiting periods imposed under the HSR Act, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.
(ii) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement shall have been made or received.
(iii) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering or the Debt Exchange, the issuance and sale of the Unsubscribed Shares and the Investor Offered Shares to the Investors, the issuance of Exchange Shares (including the Investor Exchange Shares) for outstanding Notes, or the consummation of the transactions contemplated by this Agreement or the Recapitalization or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering or the Debt Exchange, the issuance and sale of the Unsubscribed Shares and the Investor Offered Shares to the Investors, the issuance of Exchange Shares (including the Investor Exchange Shares) for outstanding Notes, or the consummation of the transactions contemplated by this Agreement or the Recapitalization.
(iv) Representations and Warranties. The representations and warranties of the Investors and any Affiliated Purchaser contained in this Agreement or pursuant to Section 2(d) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investors’ performance of their obligations or similar qualifications) as of the date hereof and as of the Closing Date with the same effect as if made on the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except with respect to each Investor’s representations in all Sections other than Sections 4(b) and 4(c) where the failure to be so true and correct, individually or in the aggregate, has not prohibited, materially delayed, or materially and adversely affected, and would not reasonably be expected to prohibit, materially delay, or materially and adversely affect, the Investors’ performance of their obligations under this Agreement.
(v) Covenants. The Investors shall have performed and complied in all material respects with all of their respective covenants and agreements contained in this Agreement and in any other Transaction Agreement required to be performed or complied with on or prior to the Closing Date, including, without limitation, entering into the Registration Rights Agreement.
(vi) Registration Statement Effectiveness. The Rights Offering Registration Statement shall each have been declared effective by the Commission and shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.
(vii) Rights Offering. The Rights Offering shall have been consummated in all material respects in accordance with this Agreement.
(viii) Debt Exchange. All conditions to the Company’s obligation to consummate the Debt Exchange shall have been satisfied (or waived, to the extent permitted).
(ix) Settlement. The settlement of the action described on Schedule II hereto, on the terms set forth in the Memorandum of Understanding described on Schedule II hereto, shall have received final approval by the Delaware Court of Chancery, and such action shall have been dismissed with prejudice pursuant to such approval.
(x) Stockholder Approval. Stockholder Approval shall have been received.
     (c) Conditions to the Company’s Obligations to Complete the Rights Offering. The obligation of the Company to consummate the Rights Offering shall be subject to the satisfaction prior to the Closing Date of each of the following conditions (which may not be waived, in whole or in part, without the prior written consent of the Investors):
(i) Consents. All material governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the Rights Offering shall have been made or received.
(ii) No Legal Impediment to Issuance. No action shall have been taken, no statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that, in each case, prohibits the implementation of the Rights Offering and the issuance and sale of the Offered Shares or materially impairs the benefit of implementation thereof, and no action or proceeding by or before any federal, state, or foreign governmental or regulatory authority shall be pending or threatened wherein an adverse judgment, decree, or order would be reasonably likely to result in the prohibition of or material impairment of the benefits of the implementation of the Rights Offering and the issuance and sale of the Offered Shares.
(iii) Registration Statement Effectiveness. The Rights Offering Registration Statement shall each have been declared effective by the Commission and shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.
(iv) Debt Exchange. All conditions to the Company’s obligation to consummate the Debt Exchange shall have been satisfied (or waived, to the extent permitted).
(v) Settlement. The settlement of the action described on Schedule II hereto, on the terms set forth in the Memorandum of Understanding described on Schedule II hereto, shall have received final approval by the Delaware Court of Chancery, and such action shall have been dismissed with prejudice pursuant to such approval.
(vi) Stockholder Approval. Stockholder Approval shall have been received.
(vii) Conditions under this Agreement. All conditions set forth in Sections 8(a) and 8(b) (other than the conditions set forth in Sections 8(a)(ii) and 8(b)(vii)) shall have been satisfied (or waived, to the extent permitted thereby).
9. Indemnification and Contribution.
     (a) Whether or not the Recapitalization is consummated or this Agreement is terminated or the transactions contemplated hereby, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investors, their respective Affiliates (other than the Company), and their respective officers, directors, members, partners, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, arising out of circumstances existing on or prior to the Closing Date (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding (“Proceedings”) instituted by a third party with respect to the Recapitalization, the Rights Offering, the Debt Exchange, this Agreement or the other Transaction Documents, the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, the Note Offering Materials, any amendment or supplement thereto, or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing; provided that the foregoing indemnification will not apply to Losses to the extent that they directly resulted from (a) any breach by such Indemnified Person of this Agreement, (b) gross negligence or willful misconduct on the part of such Indemnified Person, or (c) statements or omissions in the Rights Offering Registration Statement, any Preliminary Rights Offering

Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Note Offering Materials, or any amendment or supplement thereto made in reliance upon or in conformity with information relating to such Indemnified Person furnished to the Company in writing by or on behalf of such Indemnified Person expressly for use in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Note Offering Materials, or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person (except as set forth in the proviso to the immediately preceding section) or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and such Indemnified Person on the other hand as well as any relevant equitable considerations. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 9 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.
     (b) Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 9. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel, which selection shall be subject to the reasonable approval of the Indemnifying Party, to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings, or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.
     (c) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 9. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
10. Survival of Representations and Warranties. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement, and the covenants shall survive in accordance with their specific terms.
11. Termination.
     (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(i) by mutual written consent of the Company and each Investor;
(ii) by either the Company or any Investor if the Closing Date shall not have occurred by February 15, 2010; provided, however, that the right to terminate this Agreement under this Section 11(a)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or prior to such date;
(iii) by the Company,
               (A) if there has been a breach of any covenant or a breach of any representation or warranty of an Investor, which breach would cause the failure of any condition precedent set forth in Section 8(b), provided that any such breach of a covenant or representation or warranty is not capable of cure on or prior to February 15, 2010; or
               (B) upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Section 8(b), which failure is not capable of cure on or prior to February 15, 2010; provided that all determinations made for the Company prior to the Closing Date with respect to Section 11(a)(iii)(A) and this Section 11(a)(iii)(B) shall be made by the Special Committee;

          (iv) by any Investor,
               (A) if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of any condition precedent set forth in Section 8(a), provided that any such breach of a covenant or representation or warranty is not capable of cure on or prior to February 15, 2010; or
               (B) upon the occurrence of any event that results in a failure to satisfy any of the conditions set forth in Section 8(a), which failure is not capable of cure on or prior to February 15, 2010.
     (b) If this Agreement is terminated, other than pursuant to Section 11(a)(iii)(A), the Company shall pay to the Investors any Transaction Expenses and any other amounts certified by the Investors to be due and payable hereunder that have not been paid theretofore. Payment of the amounts due under this Section 11(b) will be made no later than the close of business on the third (3rd) Business Day following the date of such termination by wire transfer of immediately available funds in U.S. dollars to an account specified by the Investors to the Company.
     (c) Upon termination under this Section 11, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (i) nothing contained herein shall release any party hereto from liability for any willful breach of this Agreement and (ii) the covenants and agreements made by the parties herein in Sections 2(h) and 2(i) and Sections 9 through 17 will survive indefinitely in accordance with their terms.
12. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic transmission, facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
(a)	If to the Company:
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Facsimile: (214) 880-3599
Attention: Donald F. McAleenan, Esq.
Electronic mail: Don.McAleenan@bldr.com

with copies to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-7777
Attention: William Scott Ortwein, Esq.
Electronic mail: Scott.Ortwein@alston.com

and:

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 18th Floor
P.O. Box 1347
Wilmington, Delaware 19899-1347
Facsimile: (302) 658-3989
Attention: Andrew M. Johnston, Esq.
Electronic mail: ajohnston@mnat.com

(b) If to the Investors:

JLL Partners Fund V, L.P.
c/o JLL Partners, Inc.
450 Lexington Avenue, 31st Floor
New York, New York 10017
Facsimile: (212) 286-8626
Attention: Brett N. Milgrim
                 Daniel Agroskin
Electronic mail: b.milgrim@jllpartners.com
                 d.agroskin@jllpartners.com

and:

Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue, 32nd Floor
New York, New York 10017
Facsimile: (212) 878-9100
Attention: David Barr
                 Kevin Kruse
Electronic mail: david.barr@warburgpincus.com
                 kevin.kruse@warburgpincus.com

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square

P.O. Box 636
Wilmington, Delaware 19899
Facsimile: (302) 651-3001
Attention: Robert B. Pincus, Esq.
                 Allison L. Land, Esq.
Electronic mail: bob.pincus@skadden.com
                 allison.land@skadden.com

and:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Facsimile: (212) 728-8111
Attention: Steven J. Gartner, Esq.
                 Mark Cognetti, Esq.
Electronic mail: sgartner@willkie.com
mcognetti@willkie.com
13. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except to an Affiliated Purchaser pursuant to Section 2(d). Notwithstanding the previous sentence, subject to the provisions of Section 2(d), this Agreement, and each Investor’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by any Investor to any Affiliate of such Investor over which such Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights; provided that any such assignee assumes the obligations of such Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as such Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 9 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. Any Indemnified Persons shall be entitled to enforce and rely on the provisions listed in the immediately preceding sentence as if they were a party to this Agreement.
14. Prior Negotiations; Entire Agreement. This Agreement, together with the Registration Rights Agreement and the documents and instruments attached as exhibits to and referred to in this Agreement and the Registration Rights Agreement, constitutes the entire agreement of the parties with respect to the Recapitalization and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the transactions contemplated hereby.

15. GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN AND FOR NEW CASTLE COUNTY OR, IF THE COURT OF CHANCERY LACKS SUBJECT MATTER JURISDICTION, ANY COURT OF THE STATE OF DELAWARE SITUATED IN NEW CASTLE COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 12, AND THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED IN ANY SUCH COURT. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT EACH OF THE OTHER PARTIES HERETO SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY A COURT PERMITTED BY THIS SECTION 15 IN ANY OTHER COURT OR JURISDICTION.
16. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
17. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity. All determinations made for the Company prior to the Closing Date with respect to this Section 17 shall be made by the Special Committee.
18. Adjustment to Shares. If, prior to the Closing Date, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.
19. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
20. Publicity. The Company and the Investors shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such releases) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law or by the request of any governmental entity.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Floyd F. Sherman

Name: Floyd F. Sherman
Title: President and Chief Executive Officer

JLL PARTNERS FUND V, L.P.

By: JLL Associates V, L.P., its general partner

By: JLL Associates, G.P. V, LLC, its general partner

By:	/s/ Paul S. Levy

Name: Paul S. Levy
Title: Managing Member

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX LLC, General Partner

By: Warburg Pincus Partners, LLC, Sole Member

By: Warburg Pincus & Co., Managing Member

By:	/s/ Kevin J. Kruse

Name: Kevin J. Kruse
Title: Partner

SCHEDULE I

Affiliate	6
Affiliated Purchaser	6
Aggregate Offering Amount	1
Agreement	1
Basic Subscription Privilege	1
Board	2
Business Day	3
Closing Date	6
Commission	12
Common Stock	1
Company	1
Company SEC Documents	12
Debt Exchange	2
Eligible Holder	2
Exchange Act	3
Exchange Deficiency	4
Exchange Shares	6
Expiration Time	3
Holder	3
HSR Act	11
Indemnified Person	28
Indemnifying Party	28
Investment Decision Package	14
Investor	1
Investor Exchange Shares	6
Investor Notes	5
Investor Offered Shares	5
Investors	1
Issuer Free Writing Prospectus	14
JLL Fund V	1
Losses	28
Material Adverse Effect	8
New Notes	1
Note Offering Materials	14
Notes	1
Notice of Offering Results	5
Offered Shares	1
Old Indenture	10
Option	9
Options	9
Over-Subscription Privilege	1
Preferred Stock	9
Preliminary Rights Offering Prospectus	14
Proceedings	28
Proxy Statement	14
Put Option	5
Recapitalization	2
Record Date	1
Registration Rights Agreement	21
Remaining Offered Shares	3
Rights	1
Rights Exercise Period	3
Rights Offering	1
Rights Offering Commencement Date	3
Rights Offering Prospectus	14
Rights Offering Registration Statement	14
Rights Ratio	2
SEC Transaction Documents	18
Securities Act	1
Securities Act Effective Date	14
Special Committee	2
Stock Plans	9
Stockholder Approval	11
Subscription Agent	3
Subscription Price	1
Subsidiary	8
Support Agreement	4
Transaction Agreements	9
Transaction Expenses	7
Transfer	22
Unsubscribed Shares	5
Warburg Pincus	1

SCHEDULE II
Settlement and Release
1. Action
In re: Builders FirstSource, Inc. S’holders and Deriv. Litig., C.A. No. 4900-VCS, pending before the Court of Chancery of the State of Delaware.
2. Memorandum of Understanding
Memorandum of Understanding, entered into as of October 23, 2009, by and between the parties to In re: Builders FirstSource, Inc. S’holders and Deriv. Litig., C.A. No. 4900-VCS, pending before the Court of Chancery of the State of Delaware, by their respective undersigned counsel.

Exhibit A
Terms of New Notes

Issuer	Builders FirstSource, Inc.

Guarantors	All wholly owned domestic subsidiaries of the Issuer that currently guarantee the existing Notes of the Issuer.

Principal	No more than $145.0 million.

February 15, 2016 (the “Maturity Date”).

Maturity	All obligations then outstanding under the New Notes shall be payable in full on the Maturity Date.

3-month LIBOR (with a 3.0% floor) plus 10.0%.

Interest Rate	Payable quarterly on the 15th of February, May, August, and November of each year. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Default Rate	Additional 2.00%

Amortization	None.

	Prior to February 15, 2011	105%

Optional Prepayments	After February 15, 2011, and prior to February 15, 2012	102.5%

	After February 15, 2012, and prior to February 15, 2013	101%

	After February 15, 2013	100%

Offer to Purchase with Asset Sale Proceeds	Same as set forth in the Old Indenture.

Collateral	All amounts owed in connection with the New Notes shall be secured by a perfected, second priority lien on and security interest in all of the Collateral (as defined in the Old Indenture); provided that, for the avoidance of doubt, the Collateral shall not include “securities” of any of the Company’s “affiliates” (as the terms “securities” and “affiliates) are used in Rule 3-16 of Regulation S-X under the Securities Act).

Collateral Trust Fee	TBD

Covenants	Same as set forth in the Old Indenture; provided that (i) the definition of Borrowing Base shall be modified to give pro forma credit for any accounts and inventory acquired since the last quarterly financials, (ii) the basket under Section 4.09(b)(1)(A) shall be reduced from $375 million to the sum of (y) the Borrowing Base (as defined in the Old Indenture) and (z) $75 million, and (iii) the Issuer shall be permitted (y) to refinance any remaining Notes with debt which is secured on a pari passu basis with the New Notes; and (z) to issue additional New Notes in exchange for any Notes outstanding following the closing of the Debt Exchange pursuant to and under the new indenture that will govern the New Notes (and, for purposes of clarity, such additional New Notes will be secured on a pari passu basis with the other New Notes).

Events of Default	Same as set forth in the Old Indenture.

Closing Date	The effective date of the Recapitalization.

Allocation	The New Notes will be issued as part of the contemplated Recapitalization.

Conditions Precedent to Closing	Satisfaction of all conditions to the closing of the Debt Exchange and the Rights Offering.

Registration Rights	A resale shelf registration statement covering sales of the New Notes and shares of Common Stock received in the Debt Exchange will be effective prior to closing.

Exhibit B
Form of Registration Rights Agreement
REGISTRATION RIGHTS AGREEMENT
          This REGISTRATION RIGHTS AGREEMENT (“Agreement”), dated as of [                    ], 2009, is made by and among JLL Partners Fund V, L.P., a Delaware limited partnership (“JLL Fund V”), and Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“Warburg Pincus”) (each of JLL Fund V and Warburg Pincus, an “Investor,” and collectively, the “Investors”), and Builders FirstSource, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H
          WHEREAS, as of the date of this Agreement, JLL Fund V beneficially owns 8,952,551.5 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and Warburg Pincus beneficially owns 9,055,392.5 shares of Common Stock; and
          WHEREAS, as part of the Recapitalization (as defined below) of the Company, the Company intends to distribute, at no charge, to each holder of record on a record date to be set by the Board of Directors of the Company (the “Board”) of shares of Common Stock transferable rights (“Rights”) to subscribe for and purchase at a price of $3.50 per share (as adjusted for any stock split, combination, reorganization, recapitalization, stock dividend, stock distribution or similar event, the “Subscription Price”) up to its pro rata portion of 58,571,428 shares of Common Stock (the “Offered Shares”) such that, if the Rights are exercised in full, the Company will receive gross proceeds of $205.0 million (the “Rights Offering”); and
          WHEREAS, as part of the Recapitalization, the Company also intends (i) to offer new second lien debt securities (“New Notes”) and cash from a portion of the proceeds of the Rights Offering in exchange for the outstanding Second Priority Senior Secured Floating Rate Notes due 2012 of the Company (the “Notes”) in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereunder and (ii) under certain circumstances, to provide holders of outstanding Notes the right to exchange outstanding Notes for shares of Common Stock at an exchange price equal to the Subscription Price in transactions exempt from the registration requirements of the Securities Act, substantially on the terms set forth in that certain Support Agreement, dated as of October 23, 2009, between the Company and certain holders of outstanding Notes signatory thereto (collectively, the “Debt Exchange” and, together with the Rights Offering, the “Recapitalization”); and
          WHEREAS, pursuant to that certain Investment Agreement, dated as of October 23, 2009 (the “Investment Agreement”), upon the terms and subject to the satisfaction or waiver of the conditions described therein, (i) to the extent that the gross proceeds of the Rights Offering are less than $75.0 million, the Company shall have the right to require the Investors to purchase, upon expiration of the Rights Offering, at the Subscription Price, a number of Offered

Shares not subscribed for and purchased by holders of Rights upon exercise thereof under the basic subscription privilege and over-subscription privilege such that the total gross proceeds of the Rights Offering equal $75.0 million; and (ii) to the extent that the Rights Offering is not fully subscribed, the Investors shall agree to exchange the Notes held indirectly by such Investors for shares of Common Stock at an exchange price equal to the Subscription Price, to the extent of such deficiency and subject to the rights of other holders of Notes that participate in such exchange; and
          WHEREAS, in consideration of the Investors’ commitment to purchase Common Stock and exchange Notes pursuant to, upon the terms, and subject to the conditions set forth in the Investment Agreement, the Company has agreed, among other things, to provide registration rights to the Investors with respect to all shares of Common Stock owned or hereinafter acquired by the Investors and their respective Affiliates (as defined below).
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
Certain Definitions
          For purposes of this Agreement, the following terms shall have the following meanings:
               (a) The term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise
               (b) The term “Commission” means the United States Securities and Exchange Commission or any successor agency.
               (c) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
               (d) The term “Fair Market Value” means the fair market value per share of the Common Stock as of a particular date determined as: (i) the average closing sales price per share of the Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last five preceding dates on which there was a sale of such Common Stock on such exchange; or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last five preceding dates on which there was a sale of such Common Stock in such market; or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board, in its good faith judgment, shall determine.
               (e) The term “Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity and shall include any successor (by merger or otherwise) of such entity.
               (f) The term “Public Offering” means a public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act (other than (i) a registration statement filed under Regulation A or on Form S-4 or any successor form or (ii) a registration statement filed on Form S-8 or any successor form).
               (g) The term “Registrable Securities” means the Shares, provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement; or (ii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act; or (iii) such securities are transferred under circumstances in which any legend borne by the certificates for such securities or noted in the Company’s stock book and transfer records relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company.
               (h) The term “Requisite Amount” means such number of shares of Registrable Securities having an aggregate Fair Market Value of $125,000.
               (i) The term “Shares” means (i) all shares of Common Stock owned as of the date hereof by JLL Fund V and Warburg Pincus and their respective Affiliates, including, without limitation, Building Products, LLC and JWP LLC; and (ii) additional shares of Common Stock acquired by JLL Fund V and Warburg Pincus and their respective Affiliates, including, without limitation, Building Products, LLC and JWP LLC, in any manner after the date hereof.
ARTICLE II
Representations and Warranties
          Section 2.01 Representations and Warranties of the Investors. Each Investor individually represents and warrants to the Company the following:
               (a) Such Investor has the requisite power and authority to enter into, execute, and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Investor; and
               (b) This Agreement has been duly and validly executed and delivered by such Investor and is, assuming due execution and delivery hereof by the Company and that the Company has full legal power and right to enter into this Agreement, a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy; and
               (c) The Investor understands and acknowledges that, until such time as the same is no longer required under any applicable requirements of the Securities Act and the rules and regulations thereunder or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company or, in the case of certificated Shares, imprint legends as may be necessary to record that the transfer of the Shares must be registered under the Securities Act (subject to any applicable exemptions).
          Section 2.02 Representations and Warranties of the Company. The Company represents and warrants to each of the Investors the following:
               (a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company; and
               (b) This Agreement has been duly and validly executed and delivered by the Company and is, assuming due execution and delivery hereof by each of the Investors and that each of the Investors has full legal power and right to enter into this Agreement, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.
ARTICLE III
Registration Rights
          Section 3.01 Demand Registrations.
               (a) Requests for Registration. At any time after the date of this Agreement, subject to the conditions set forth herein, each Investor shall be entitled to make, on its own behalf or on behalf of any of its Affiliates, a written request of the Company (a “Demand”) for registration under the Securities Act of all or any portion of the Registrable Securities owned by such Investor (or such Investor’s Affiliates) (a “Demand Registration”). The Investor making such Demand (the “Demanding Investor”) shall give written notice (a “Demand Notice”) to the Company and to the other Investor specifying: (i) the Demanding Investor’s intent to exercise a Demand; (ii) the aggregate number of Registrable Securities requested to be registered, provided that such Registrable Securities must have an aggregate Fair

Market Value of at least $10,000,000; and (iii) the intended method of distribution in connection with such Demand Registration to the extent then known. Within ten (10) business days of receipt of a Demand Notice, the other Investor, should it wish to participate in the Demand Registration, shall give written notice (a “Demand Participation Notice”) to the Company and the Demanding Investor specifying the aggregate number of Registrable Securities that such Investor, on its own behalf or on behalf of any of its Affiliates, wishes to be included in the Demand Registration. Participation by such Investor in such Demand Registration pursuant to a Demand Participation Notice shall not be counted as a Demand of such Investor. Subject to Section 3.01(f), the Company shall include in the Demand Registration all Registrable Securities requested to be included in such Demand Registration by the Demanding Investor and the other Investor, as set forth in the Demand Participation Notice.
               (b) Number of Demands. Each Investor shall be entitled to four (4) Demand Registrations.
               (c) Satisfaction of Obligations. Subject to the provisions of Section 3.03, a registration shall not be treated as a permitted Demand for a Demand Registration until (i) the applicable registration statement under the Securities Act has been filed with the Commission with respect to such Demand Registration (which shall include any registration statement that is not withdrawn by holders of Registrable Securities in the circumstances contemplated by Section 3.03); and (ii) such registration statement shall have been maintained continuously effective for a period of at least one hundred eighty (180) days or, in the case of a registration statement registering securities pursuant to Rule 415 under the Securities Act, until all securities registered under such registration statement are sold.
               (d) Availability of Short Form Registrations. The Company shall use its commercially reasonable efforts to comply with the requirements for use of short form registration for the sale of Registrable Securities under the Securities Act.
               (e) Restrictions on Demand Registrations. The Company shall not be obligated (i) in the case of a Demand Registration, to maintain the effectiveness of a registration statement under the Securities Act for a period of at least 180 days or, in the case of a registration statement registering securities pursuant to Rule 415 under the Securities Act, until all securities registered under such Demand Registration are sold; or (ii) to effect any Demand Registration requested by an Investor within one hundred eighty (180) days of the effective date of (A) a registration in which such Investor, on its own behalf or on behalf of any of its Affiliates, exercised “piggyback” rights pursuant to Section 3.02 hereof (provided that, with respect to such a registration in which such piggyback rights were exercised, such Investor was permitted to include in such registration at least twenty-five percent (25%) of the Registrable Securities that such Investor and its Affiliates sought to include therein) or (B) any other Demand Registration. In addition, the Company shall be entitled to postpone (upon written notice to each Investor) for up to ninety (90) days the filing or the effectiveness of a registration statement in respect of a Demand (but no more than once in any period of twelve (12) consecutive months) if the Board determines in good faith and in its reasonable judgment that effecting the Demand Registration in respect of such Demand would have a material adverse effect on any proposal or plan by the Company to engage in any debt or equity offering, material acquisition, or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, or other similar transaction or otherwise would be materially detrimental to the Company. In the event of a postponement by the Company of the filing or effectiveness of a registration statement in respect of a Demand, the Demanding Investor shall have the right to withdraw such Demand in accordance with Section 3.03 hereof.
               (f) Participation in Demand Registrations. Except with the prior written consent of the Demanding Investor, the Company may not include any securities to be sold for the Company’s account or for the account of other Persons that are not holders of Registrable Securities, other than the other Investor and its Affiliates, in a Demand Registration. If, in connection with a Demand Registration, any managing underwriter advises the Company and the Demanding Investor that, in its opinion, the inclusion of all the Registrable Securities and, if authorized pursuant to this Article III, other securities of the Company, in each case, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Demand Registration only such securities as the Company, the Demanding Investor, and the other Investor are advised by such underwriter can be sold without such an effect (the “Maximum Demand Number”), as follows and in the following order of priority:
          (i) first, the number of Registrable Securities sought to be registered by the Demanding Investor, on its own behalf or on behalf of any of its Affiliates, pursuant to such Demand and the number of Registrable Securities, if any, sought to be registered by the other Investor, on its own behalf or on behalf of any of its Affiliates, pursuant to a Demand Participation Notice; provided, however, that, in the event that the aggregate number of Registrable Securities to be sold pursuant to this clause (i) exceeds the Maximum Demand Number, then the number of Registrable Securities to be registered by each of the Demanding Investor and the other Investor shall be reduced pro rata in proportion to the number of Registrable Securities sought to be registered by each such Investor such that the total number of Registrable Securities to be registered equals the Maximum Demand Number; and
          (ii) second, and only if the number of Registrable Securities to be included under clause (i) above is less than the Maximum Demand Number, the number of securities sought to be included by the Company, which in the aggregate, when added to the number of securities to be included pursuant to clause (i) above, equals the Maximum Demand Number; and
          (iii) third, and only if the number of Registrable Securities to be included under clauses (i) and (ii) above is less than the Maximum Demand Number, the number of securities sought to be sold for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, pro rata in proportion to the number of securities sought to be sold by such Persons, which in the aggregate, when added to the number of securities to be included pursuant to clauses (i) and (ii) above, equals the Maximum Demand Number.

               (g) Selection of Underwriters. If the Demanding Investor requests that such Demand Registration be an underwritten offering, then the Demanding Investor shall select a nationally recognized underwriter or underwriters to manage and administer such offering, such underwriter or underwriters, as the case may be, to be subject to the approval of the Company and the other Investor (to the extent such other Investor has delivered a Demand Participation Notice), which approval shall not be unreasonably withheld or delayed.
               (h) Other Registrations. If the Company has received a Demand and if the applicable registration statement in respect of such Demand has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (other than a registration relating to the Company’s employee benefit plans, exchange offers by the Company, or a merger or acquisition of a business or assets by the Company, including, without limitation, a registration on Form S-4 or Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least ninety (90) days has elapsed from the effective date of any Demand Registration, unless a shorter period of time is approved by the Demanding Investor. Notwithstanding the foregoing, the Company shall be entitled to postpone any such Demand Registration and may file or cause to be effected such other registration in accordance with the terms of Section 3.01(e) hereof.
          Section 3.02 Piggyback Registrations.
               (a) Right to Piggyback. Whenever the Company proposes to register any shares of its Common Stock or Common Stock held by any stockholders of the Company under the Securities Act (other than a registration under Regulation A or relating to the Company’s employee benefit plans, exchange offers by the Company, or a merger or acquisition of a business or assets by the Company, including, without limitation, a registration on Form S-4 or Form S-8 or any successor form) (a “Piggyback Registration”), the Company shall give each of the Investors prompt written notice thereof (but not less than ten (10) business days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities. Upon the written request of an Investor, on its own behalf or on behalf of any of its Affiliates, given to the Secretary of the Company within ten (10) business days of the receipt by such Investor of the Piggyback Notice requesting that the Company include in such registration Registrable Securities owned by such Investor or its Affiliates in an amount equal to or greater than the Requisite Amount (which written request shall specify the number of Registrable Securities intended to be disposed of by such Investor and its Affiliates and the intended method of distribution thereof), the Company shall include in such registration all Registrable Securities with respect to which the Company has received such written requests for inclusion, in accordance with the terms hereof.
               (b) Priority on Piggyback Registrations. If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized independent underwriter selected by the Company) advises the Company and the holders of the Registrable Securities to be included in such Piggyback Registration, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, by any Persons other than the Investors who have sought to have shares registered thereunder pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such demand rights, being “Other Demand Rights” and such other Persons, being “Other Demanding Sellers”), by any holders of securities (including the Investors) seeking to sell such securities in such Piggyback Registration (“Piggyback Sellers”), in each case, if any would materially adversely affect the marketability of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company, the Other Demanding Sellers, and the Piggyback Sellers are so advised by such underwriter can be sold without such an effect (the “Maximum Piggyback Number”), as follows and in the following order of priority:
          (i) if the Piggyback Registration is an offering on behalf of the Company and not a Demanding Investor pursuant to Section 3.01 hereof or any Person exercising Other Demand Rights (whether or not other Persons seek to include securities therein pursuant to so-called “piggyback” or other incidental or participatory registration rights) (a “Primary Offering”), then (A) first, such number of securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined; and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, pro rata in proportion to the securities sought to be registered by all the Piggyback Sellers which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number; and
          (ii) if the Piggyback Registration is an offering other than pursuant to a Primary Offering or a Demand Registration, then (A) first, such number of securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers; and (B) second, if the number of securities to be included under clause (A) above is less than the Maximum Piggyback Number, the number of securities sought to be registered by each Piggyback Seller, pro rata in proportion to the securities sought to be registered by all the Piggyback Sellers, which in the aggregate, when added to the number of securities to be registered under clause (A) above, equals the Maximum Piggyback Number; and (C) third, if the number of securities to be included under clauses (A) and (B) above is less than the Maximum Piggyback Number, the number of securities to be sold by the Company for its own account, which in the aggregate, when added to the number of securities to be registered under clauses (A) and (B) above, equals the Maximum Piggyback Number.
               (c) Withdrawal by the Company. If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 3.02 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine not to go forward with a Primary Offering, the Company may, at its election, give written notice of such determination to each Investor and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).
          Section 3.03 Withdrawal Rights. Any Investor that has, on its own behalf or on behalf of any of its Affiliates, notified or directed the Company to include any Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration, and such Registrable Securities shall continue to be Registrable Securities hereunder. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below $10,000,000 of aggregate Fair Market Value as of such date, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect, referring to this Agreement and summarizing this Section 3.03, and within five (5) business days of the effectiveness of such notice either the Company or the holders of a majority of the Registrable Securities sought to be registered may, by written notices made to each holder of Registrable Securities sought to be registered and the Company, elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such period of five (5) business days, the Company shall not file such registration statement if not theretofore filed, or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use its best efforts to prevent, the effectiveness thereof. Any Demand Registration withdrawn in accordance with an election by the Demanding Investor subsequent to the effectiveness of the applicable Demand Registration Statement shall be counted as a Demand Registration unless such Demanding Investor reimburses the Company for its reasonable out-of-pocket expenses related to the preparation and filing of such registration statement (in which event such registration statement shall not be counted as a Demand Registration hereunder).
          Section 3.04 Holdback Agreements. Each Investor agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the twenty (20) day period prior to the date on which the Company intends to commence a Public Offering (provided the Investors are notified in writing of such commencement date) through the ninety (90) day period immediately following the effective date of any such Public Offering (except as part of such registration), or, if later, the ninety (90) day period immediately following the execution date of any underwriting agreement with respect thereto.

          Section 3.05 Registration Procedures.
               (a) Whenever the Investors have, on their own behalf or on the behalf of any of their respective Affiliates, requested that any Registrable Securities be registered pursuant to this Agreement, the Company (subject to its right to withdraw such registration as contemplated by Section 3.02(c)) shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and, in connection therewith, the Company shall:
          (i) use commercially reasonable efforts to (A) register the Registrable Securities on Form S-3 or another available short form registration statement, to the extent permitted under the Securities Act and the rules and regulations thereunder, (B) cause the registration statement to remain effective for a continuous period of not less than 180 days (or, if earlier, until all of the Registrable Securities included in such registration statement have been sold thereunder), subject to Section 3.05(c), and (C) obtain the withdrawal of any order suspending the registration or qualification (or the effectiveness thereof) or suspending or preventing the use of any related prospectus in any jurisdiction with respect thereto;
          (ii) promptly notify each seller of Registrable Securities of each of (A) the filing and effectiveness of the registration statement and prospectus and any amendment or supplements thereto, (B) the receipt of any comments from the Commission or any state securities law authorities or any other governmental authorities with respect to any such registration statement or prospectus or any amendments or supplements thereto, and (C) any oral or written stop order with respect to such registration, any suspension of the registration or qualification of the sale of such Registrable Securities in any jurisdiction, or any initiation or threatening of any proceedings with respect to any of the foregoing;
          (iii) furnish to each seller of Registrable Securities, the underwriters, and the sales or placement agent, if any, and counsel for each of the foregoing, a conformed copy of such registration statement and each amendment and supplement thereto (in each case, including all exhibits thereto and documents incorporated by reference therein) and such additional number of copies of such registration statement, each amendment, and supplement thereto (in such case without such exhibits and documents), the prospectus (including each preliminary prospectus) included in such registration statement, and prospectus supplements and all exhibits thereto and documents incorporated by reference therein, and such other documents as such seller, underwriter, agent, or counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
          (iv) use commercially reasonable efforts to register or qualify such Registrable Securities under such securities or “blue sky” laws of such jurisdictions as the holders of Registrable Securities reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to enable the holders of Registrable Securities to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders and keep such registration or qualification in effect for so long as the registration statement remains effective under the Securities Act (provided that the Company shall not be required to (x) qualify generally to do business in any jurisdiction in which it would not otherwise be required to qualify but for this paragraph, (y) subject itself to taxation in any such jurisdiction in which it would not otherwise be subject to taxation but for this paragraph, or (z) consent to the general service of process in any jurisdiction in which it would not otherwise be subject to general service of process but for this paragraph);
          (v) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act and the rules and regulations thereunder, upon the discovery that, or of the happening of any event as a result of which, the registration statement covering such Registrable Securities, as then in effect, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading, and promptly prepare and furnish to each such seller a supplement or amendment to the prospectus contained in such registration statement so that such Registration Statement shall not, and such prospectus as thereafter delivered to the purchasers of such Registrable Securities shall not, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or any fact necessary to make the statements therein not misleading;
          (vi) use commercially reasonable efforts to cause all such Registrable Securities to be listed on any national securities exchange or established over-the-counter market on which or through which similar securities of the Company are then listed or traded and, if not so listed or traded, to use commercially reasonable efforts to cause such Registrable Securities to be listed on The Nasdaq Stock Market or to be listed on an automated quotation system and to secure designation of all such Registrable Securities covered by such registration statement as an “NMS Security” within the meaning of Regulation NMS under the Exchange Act;
          (vii) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
          (viii) make available for inspection by any seller of Registrable Securities and any attorney, accountant, or other agent retained by any such seller or underwriter all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, attorneys, and independent accountants to supply all information reasonably requested by any such sellers, attorneys, accountants, or agents in connection with such registration statement. Information that the Company determines, in good faith, to be confidential shall not be disclosed by such

Persons unless (x) the disclosure of such information is necessary to avoid or correct a misstatement or omission in such registration statement, or (y) the release of such information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each seller of Registrable Securities agrees, on its own behalf and on behalf of all its accountants, attorneys, and agents, that the information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company unless and until such is made generally available to the public. Each seller of Registrable Securities further agrees, on its own behalf and on behalf of all its accountants, attorneys, and agents, that it will, upon learning that disclosure of such information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the information deemed confidential;
          (ix) use commercially reasonable efforts to comply with all applicable laws related to such registration statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the Securities Act and the Exchange Act) and make generally available to its security holders as soon as practicable (but in any event not later than fifteen (15) months after the effectiveness of such registration statement) an earnings statement of the Company and its subsidiaries complying with Section 11(a) of the Securities Act;
          (x) permit any Investor, which Investor, in its sole and exclusive judgment, might be deemed to be an underwriter or controlling Person of the Company, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to the Company in writing, that in the reasonable judgment of such holder and such holder’s counsel should be included; and
          (xi) use commercially reasonable efforts to furnish to each seller of Registrable Securities a signed counterpart of (x) an opinion of counsel for the Company and (y) a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such registration statement, covering such matters with respect to such registration statement and, in the case of the accountants’ comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ comfort letters delivered to the underwriters in underwritten public offerings of securities for the account of, or on behalf of, an issuer of common stock, such opinion and comfort letters to be dated the date of such opinions and comfort letters are customarily dated in such transactions, and covering in the case of such legal opinion, such other legal matters and, in the case of such comfort letter, such other financial matters, as the holders of a majority of the Registrable Securities being sold may reasonably request.

               (b) Underwriting. Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an underwriting agreement with a managing underwriter or underwriters containing representations, warranties, indemnities, and agreements customarily included (but not inconsistent with the agreements contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such an issuer. In connection with the sale of Registrable Securities hereunder, any seller of such Registrable Securities may, at its option, require that any and all representations and warranties by, and indemnities and agreements of, the Company to or for the benefit of such underwriter or underwriters (or which would be made to or for the benefit of such an underwriter or underwriters if such sale of Registrable Securities were pursuant to a customary underwritten offering) be made to and for the benefit of such seller and that any or all of the conditions precedent to the obligations of such underwriter or underwriters (or which would be so for the benefit of such underwriter or underwriters under a customary underwriting agreement) be conditions precedent to the obligations of such seller in connection with the disposition of its securities pursuant to the terms hereof. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall (x) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended certificates representing ownership of the Registrable Securities being sold, in such denominations as requested and (y) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.
               (c) Return of Prospectuses. Each seller of Registrable Securities hereunder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.05(a)(v), such seller shall forthwith discontinue such seller’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.05(a)(v) and, if so directed by the Company, deliver to the Company all copies, other than permanent file copies, then in such seller’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, the one hundred and eighty (180) day period during which such registration statement must remain effective pursuant to Section 3.05(a)(i) of this Agreement (or such shorter period as permitted by Section 3.05(a)(i)) shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 3.05(a)(v) to the date when all such sellers shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.
          Section 3.06 Registration Expenses. All expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement, including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws (including, without limitation, the fees and expenses of counsel for underwriters or placement or sales agents in connection therewith), all printing and copying expenses, all messenger and delivery expenses, all fees and expenses of underwriters and sales and placement agents in connection therewith (excluding discounts and commissions of such underwriters or placement agents), all fees and expenses of the Company’s independent certified public accountants and counsel (including, without limitation, with respect to “comfort” letters and opinions) (collectively, the “Registration Expenses”) shall be borne by the Company. Notwithstanding the foregoing, all underwriting discounts and commissions allocable to each Investor selling, or effecting the sale of, Registrable Securities on its own behalf or on behalf of any of its Affiliates shall be borne by such Investor. The Company shall not be responsible for the fees and expenses of any additional counsel, or any of the accountants, agents, or experts retained by the Investors in connection with the sale of Registrable Securities. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit, and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded or for listing on any other exchange or automated quotation system.
          Section 3.07 Indemnification.
               (a) By the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each holder of Registrable Securities being sold, its directors, officers, employees, members, managers, partners, agents, and each other Person, if any, who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such holder against all losses, claims, damages, liabilities, and expenses (including legal fees and expenses and all costs incident to investigation or preparation with respect to such losses, claims, damages, liabilities, and expenses and to reimburse such indemnified Person for such costs as incurred) (collectively, the “Losses”) caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or a fact necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to the Company by or on behalf of such holder in writing expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same and notified such holder of such obligation. In connection with an underwritten offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall indemnify such underwriters, their officers, directors, employees, and agents and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) such underwriters or such an other indemnified Person to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities being sold.
               (b) By the Investors. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will, if requested, furnish to the Company in writing information regarding such holder’s ownership of Registrable Securities and, to the extent permitted by law, shall indemnify the Company, its directors, and each Person who controls (within the meaning of the Securities Act and the rules and regulations thereunder) the Company against all Losses caused by, resulting from, or relating to any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is caused by and contained in such information so furnished to the Company in writing by or on behalf of such holder; provided, however, that each holder’s obligation to indemnify the Company hereunder shall be apportioned between each holder based upon the net amount received by each holder from the sale of Registrable Securities, as compared to the total net amount received by all of the holders of Registrable Securities sold pursuant to such registration statement, no such holder being liable to the Company in excess of such apportionment.
               (c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which its seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice.
               (d) Defense of Actions. In any case in which any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party, in which event the indemnified party shall be reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. The indemnifying party shall lose its right to defend, contest, litigate, and settle a matter if it shall fail diligently to contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld).
               (e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.
               (f) Contribution. If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Investor (and no Affiliate of such Investor) shall be required to make a contribution in excess of the net amount received by such Investor (or its Affiliate) from the sale of Registrable Securities.
ARTICLE IV
Miscellaneous
          Section 4.01 Inconsistent Agreements. Without the prior written consent of each Investor, the Company shall not enter into any registration rights agreement that conflicts, or is inconsistent, with the provisions of Article III hereof.
          Section 4.02 Specific Performance. Each of the Investors and the Company acknowledge and agree that, in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. The Investors and the Company hereby agree that, in addition to any other remedy to which the Investors may be entitled at law or in equity, each Investor shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction for such action.
          Section 4.03 Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.
          Section 4.04 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement amends and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, including that certain Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, among the Company, Building Products, LLC, Floyd F. Sherman, Charles L. Horn, Kevin P. O’Meara, and Donald F. McAleenan.

          Section 4.05 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier, by electronic or facsimile transmission, or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered, delivered by electronic or facsimile transmission, or telecopied, or one day after delivery to a courier for next-day delivery.
          If to the Company, to:
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Facsimile: (214) 880-3599
Attention: Donald F. McAleenan, Esq.
with a copy to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile: (404) 253-8376
Attention: William Scott Ortwein
          If to JLL Fund V, to:
JLL Partners Fund V, L.P.
c/o JLL Partners, Inc.
450 Lexington Avenue, 31st Floor
New York, New York 10017
Facsimile: (212) 286-8626
Attention: Brett N. Milgrim
                 Daniel Agroskin
          with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19801
Facsimile: (302) 651-3001
Attention: Robert B. Pincus, Esq.
                 Allison L. Land, Esq.

          If to Warburg Pincus, to:
Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue, 32nd Floor
New York, New York 10017
Facsimile: (212) 878-9100
Attention: David Barr
                 Kevin Kruse
with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Facsimile: (212) 728-8111
Attention: Steven J. Gartner, Esq.
                 Mark Cognetti, Esq.
          Section 4.06 Applicable Law. The substantive laws of the State of Delaware shall govern the interpretation, validity, and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.
          Section 4.07 Severability. The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality, or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
          Section 4.08 Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and permitted assigns, including, without limitation and without the need for an express assignment or assumption, any successor in interest to an Investor, whether by a sale of all or substantially all of its assets, merger, consolidation, or otherwise. Neither this Agreement nor the rights or obligations of any party hereunder may be assigned, except as otherwise provided in this Agreement. Any such attempted assignment in contravention of this Agreement shall be void and of no effect.
          Section 4.09 Amendments. This Agreement may not be amended, modified, or supplemented unless such modification is in writing and signed by the Company and each Investor.

          Section 4.10 Waiver. Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.
          Section 4.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.
          Section 4.12 Term. Unless earlier terminated, this Agreement shall terminate upon the seventh anniversary of the date of this Agreement; provided, however, that to the extent that any Demand Registration or Piggyback Registration has commenced at such time, this Agreement shall remain in effect until the termination or expiration of such Demand Registration or Piggyback Registration, as the case may be, and the Investors’ obligations pursuant to Section 3.04 hereof shall continue until ninety (90) days following the effectiveness of the registration statement related thereto. Notwithstanding the foregoing, each Investor may at any time provide written notice to the Company of its irrevocable election to withdraw from all of its rights and obligations under this Agreement. In such event, from and after the date of such notice, such Investor shall no longer be bound by any obligations, or be entitled to any benefits, under this Agreement (other than those that have accrued prior to such date), and from and after such time, securities held directly or indirectly by such Investor shall no longer be deemed to be Registrable Securities hereunder.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Registration Rights Agreement as of the date first above written.

BUILDERS FIRSTSOURCE, INC.

By:

Name:
Title:

JLL PARTNERS FUND V, L.P.

By: JLL Associates V, L.P., its general partner

By: JLL Associates, G.P. V, LLC, its general partner

By:

Name: Paul S. Levy
Title: Managing Member

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By: Warburg Pincus IX LLC, General Partner

By: Warburg Pincus Partners, LLC, Sole Member

By: Warburg Pincus & Co., Managing Member

By:

Name:
Title: